UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THERMAGE, INC.

(Exact name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

NOTICE OF

2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2008

To our stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Thermage, Inc. The meeting will be held at our principal executive offices located at 25881 Industrial Boulevard, Hayward, California 94545 on Thursday, June 5, 2008, for the following purposes:

1. To elect one Class II director, to serve a three-year term which will expire at the 2011 Annual Meeting of Stockholders or until such time as his respective successor has been duly elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

The meeting will begin promptly at 9:00 a.m. local time, and check-in will begin at 8:30 a.m. local time. Only those who are Thermage common stockholders of record at the close of business on April 18, 2008 will be entitled to vote and to receive notice of the Annual Meeting and any postponements or adjournments thereof.

By order of the board of directors,

By:	/s/ Stephen J. Fanning
Stephen J. Fanning
President, Chief Executive Officer and Director

Hayward, California

May 2, 2008

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE PROMPTLY. YOU MAY VOTE VIA THE INTERNET OR BY TELEPHONE, IN EACH CASE AS INSTRUCTED ON THE ENCLOSED PROXY CARD; OR, YOU MAY COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN POSTAGE-PAID ENVELOPE PROVIDED. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY IS MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

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PROXY STATEMENT

FOR

2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2008

The board of directors of Thermage, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2008 Annual Meeting of Stockholders to be held on Thursday, June 5, 2008, beginning at 9:00 a.m., local time, at our principal executive offices located at 25881 Industrial Boulevard, Hayward, California 94545, and at any postponements or adjournments thereof. This proxy statement contains important information regarding the meeting. Specifically, it identifies the matters upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes the voting procedures.

In this proxy statement: the terms “we”, “our”, “Thermage” and our “Company” each refer to Thermage, Inc.; the term “proxy materials” means this proxy statement, the enclosed proxy card and our Annual Report, which you should read together with our Form 10-K for the year ended December 31, 2007, filed with the U.S. Securities and Exchange Commission on March 14, 2008; and the term “Annual Meeting” means our 2008 Annual Meeting of Stockholders.

We are sending these proxy materials on or about May 2, 2008, to all stockholders of record at the close of business on April 18, 2008 (the “Record Date”).

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION

AND VOTING AT THE ANNUAL MEETING

Why am I receiving these proxy materials?	You are receiving these proxy materials from us because you were a stockholder of record at the close of business on the Record Date which was April 18, 2008. As a stockholder of record, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

What is the purpose of the annual meeting?	At our meeting, stockholders of record will vote upon the items of business outlined in the notice of meeting (on the cover page of this proxy statement), each of which is described more fully in this proxy statement. In addition, management will report on our performance and respond to questions from stockholders.

Who is entitled to attend the meeting?

You are entitled to attend the meeting only if you were a Thermage stockholder (or joint holder) of record as of the close of business on April 18, 2008, or if you hold a valid proxy for the meeting. You should be prepared to present photo identification for admittance.

Please also note that if you are not a stockholder of record but hold shares in street name (that is, through a broker or nominee), you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

The meeting will begin promptly at 9:00 a.m., local time. Check-in will begin at 8:30 a.m., local time.

Who is entitled to vote at the meeting?	Only stockholders who owned our common stock at the close of business on the Record Date are entitled to notice of the Annual Meeting and to vote at the meeting, and at any postponements or adjournments thereof.

How many shares must be present to conduct business?	The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock at the close of business on the Record Date will constitute a quorum. A quorum is required to conduct business at the meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What will be voted on at the meeting?

The items of business scheduled to be voted on at the meeting are as follows:

1.      the election of one nominee to serve as a Class II director on our board; and

2.      the ratification of the appointment of our independent registered public accounting firm for the 2008 fiscal year.

These proposals are described more fully below in this proxy statement. As of the date of this proxy statement, the only business that our board intends to present or knows of that others will present at the meeting is set forth in this proxy statement. If any other matter or matters are properly brought before the meeting, it is the intention of the persons who hold proxies to vote the shares they represent in accordance with their best judgment.

How does the board recommend that I vote?	Our board recommends that you vote your shares “FOR” the director nominee and “FOR” the ratification of independent registered public accounting firm for the 2008 fiscal year.

What shares can I vote at the meeting?	You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to Thermage or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the meeting. Please note that since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

How can I vote my shares without attending the meeting?	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. Stockholders of record of our common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelope. Thermage stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by the broker, trustee or nominee and mailing them in the accompanying pre-addressed envelope. In addition, if you are a stockholder of record, you may grant a proxy to vote your shares at the annual meeting by telephone, by calling 1 (800) PROXIES (1 (800) 776-9437) and following the simple recorded instructions, twenty-four hours a day, seven days a week, at any time prior to 11:59 p.m. on June 4, 2008, the day before the annual meeting. Alternatively, as a stockholder of record, you may vote via the Internet at any time prior to 11:59 p.m. on June 4, 2008, the day before the annual meeting, by going to http://www.voteproxy.com to create an electronic ballot. If you vote by telephone or the Internet, you will be required to provide the control number contained on your proxy card. If your shares are held in street name, your proxy card may contain instructions from your broker, bank or nominee that allow you to vote your shares using the Internet or by telephone. Please consult with your broker, bank or nominee if you have any questions regarding the electronic voting of shares held in street name. The granting of proxies electronically is allowed by Section 212(c)(2) of the Delaware General Corporation Law.

How can I vote my shares in person at the meeting?	Shares held in your name as the stockholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also submit your proxy card or voting instructions as described above so that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I change my vote?

You may change your vote at any time prior to the vote at the meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary prior to your shares being voted, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Is my vote confidential?	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Thermage or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to our management.

How are votes counted?

The vote required to approve each item of business and the method for counting votes is set forth below:

Election of Directors. The director nominee receiving the highest number of affirmative “FOR” votes at the meeting (a plurality of votes cast) will be elected to serve as Class II director. You may vote either “FOR” or “WITHHOLD” your vote for the director nominee. A properly executed proxy marked “WITHHOLD” with respect to the election of a director will not be voted with respect to the director, although it will be counted for purposes of determining whether there is a quorum.

Ratification of Independent Registered Public Accounting Firm. For the ratification of the appointment of our independent registered public accounting firm, the affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you choose to “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

If you provide specific written instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the board (“FOR” our nominee to the board and “FOR” ratification of the independent registered public accounting firm, and in the discretion of the proxy holders on any other matters that properly come before the meeting).

What is a “broker non-vote”?	Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters. The election of directors and the ratification of the appointment of independent registered public accounting firm are considered routine matters. Therefore, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” our nominees to the board and “FOR” ratification of the independent registered public accounting firm. A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine.

How are “broker non-votes” counted?	Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will not be counted in tabulating the voting result for any particular proposal.

How are abstentions counted?	If you return a proxy card that indicates an abstention from voting on all matters, the shares represented will be counted for the purpose of determining both the presence of a quorum and the total number of votes cast with respect to a proposal (other than the election of the director), but they will not be voted on any matter at the meeting. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote “AGAINST” a proposal.

What happens if additional matters are presented at the meeting?	Other than the two proposals described in this proxy statement, we are not aware of any other business to be acted upon at the meeting. If you grant a proxy, the persons named as proxy holders, Stephen J. Fanning (a Director and our President and Chief Executive Officer) and John F. Glenn (our Chief Financial Officer), will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, the nominee for director is not available as a candidate, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by our board.

Who will serve as inspector of election?	We expect a representative of American Stock Transfer & Trust Company, our transfer agent, to tabulate the votes and act as inspector of election at the meeting.

What should I do if I receive more than one proxy?	You may receive more than one set of these proxy solicitation materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each Thermage proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Who is soliciting my vote and who is paying the costs?	Your vote is being solicited on behalf of the board, and we will pay the costs associated with the solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement.

How can I find out the results of the voting?	We intend to announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2008.

What is the deadline for proposing action or director candidates?

As a stockholder, you may be entitled to present proposals for action at a future meeting of stockholders, including director nominations.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in the Thermage proxy statement for the annual meeting to be held in 2009, the written proposal must be received by our Corporate Secretary at our principal executive offices no later than January 28, 2009. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail next year’s proxy materials. Stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable rules established by the U.S. Securities and Exchange Commission (the “SEC”). Proposals should be addressed to:

Secretary

Thermage, Inc.

25881 Industrial Boulevard

Hayward, California 94545

Nomination of Director Candidates: If you wish to propose a director candidate for consideration by our board, your recommendation should include information required by our Bylaws and should be directed to our Corporate Secretary at the address of our principal executive offices set forth above. In addition, the stockholder must give submit the recommendation within the time period set forth above for Stockholder Proposals.

Copy of Bylaw Provisions: You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table provides information relating to the beneficial ownership of our common stock as of April 1, 2008, except where otherwise noted, by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•

each of our executive officers named in the summary compensation table on page 23 (our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers);

•	each of our current directors and director nominee; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has the sole voting power, shared voting power, or investment power and includes any shares that the individual has the right to acquire within 60 days of April 1, 2008 through the exercise of any stock option or other right. The number and percentage of shares “beneficially owned” is computed on the basis of 23,705,617 shares of our common stock outstanding as of April 1, 2008. The information in the following table regarding the beneficial owners of more than 5% of our common stock is based upon information supplied by our principal stockholders or Schedules 13D and 13G filed with the SEC.

Shares of our common stock that a person has the right to acquire within 60 days of April 1, 2008 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person or entity named in the table has sole voting and dispositive power with respect to the shares set forth opposite such person’s or entity’s name. The address for those persons for whom an address is not otherwise provided is c/o Thermage, Inc., 25881 Industrial Boulevard, Hayward, California 94545.

Beneficial Owner	Number of Shares		Options Exercisable Within 60 Days	Approximate Percent Owned
5% Stockholders
Individuals and entities affiliated with Institutional Venture Partners	2,008,857	(1)	—	8.5%
3000 Sand Hill Road, Building 2, Suite 290
Menlo Park, CA 94025

Individuals and entities affiliated with Essex Woodlands Health Ventures	1,675,221	(2)	—	7.1%
21 Waterway, Suite 225
The Woodlands, TX 77380

Individuals and entities affiliated with Draper Fisher Jurvetson ePlanet Ventures L.P.	1,412,118	(3)	—	6.0%
2882 Sand Hill Road, Suite 150
Menlo Park, CA 94025

Entities affiliated with The TCW Group, Inc.	1,406,327	(4)	—	5.9%
865 South Figueroa Street
Los Angeles, CA 90017

Entities affiliated with Technology Partners	1,402,670	(5)	—	5.9%
550 University Avenue
Palo Alto, CA 94301

Named Executive Officers, Directors and Director Nominee
Stephen J. Fanning	12,603		644,921	2.7%
Laureen DeBuono(6)	4,186		210,954	*
Bader Bellahsene(7)	4,881		87,394	*
Clint Carnell	21,310		88,218	*
Sherree Lucas	3,918		115,456	*
Harold L. Covert	—		5,555	*
Cathy L. McCarthy	—		5,555	*
Marti Morfitt	3,400		5,555	*
Mark M. Sieczkarek	—		21,876	*
Edward W. Knowlton, M.D.	850,000		52,082	3.8%
All executive officers, directors and director nominee as a group (17 persons)	967,830		1,546,221	10.0%

*	Indicates ownership of less than 1%.
(1)	Consists of 1,971,630 shares held by Institutional Venture Partners VII, L.P.; and 37,227 shares held by Institutional Venture Management VII, L.P. Institutional Venture Management VII, L.P. serves as the general partner of Institutional Venture Partners VII, L.P. Samuel D. Colella, Reid W. Dennis, Mary Jane Elmore, Norman A. Fogelsong, Ruthann Quindlen, L. James Strand, William P. Tai, T. Peter Thomas and Geoffrey Y. Yang are general partners of Institutional Venture Management VII, L.P. and share voting and dispositive power over the shares held by Institutional Venture Partners VII, L.P. and Institutional Venture Management VII, L.P., however, they disclaim beneficial ownership of the shares held by Institutional Venture Partners VII, L.P. and Institutional Venture Management VII, L.P., except to the extent of their proportionate pecuniary interests therein.
(2)	Essex Woodlands Health Ventures V, L.L.C. is the general partner (the “General Partner”) of Essex Woodlands Health Ventures Fund V, L.P. (the “Partnership”). The General Partner may be deemed to have voting control and investment discretion over securities owned by the Partnership. James L. Currie, Martin P. Sutter, and Immanuel Thangaraj may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by the General Partner.

(3)	Consists of 1,359,872 shares held by Draper Fisher Jurvetson ePlanet Ventures L.P.; 28,241 shares held by Draper Fisher Jurvetson ePlanet Partners Fund, LLC; and 24,005 shares held by Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG. Draper Fisher Jurvetson ePlanet Partners, Ltd. is the general partner of Draper Fisher Jurvetson ePlanet Ventures L.P. Timothy C. Draper, John H. N. Fisher, Steve T. Jurvetson and Asad Jamal are managing directors of Draper Fisher Jurvetson ePlanet Partners, Ltd. and share voting and investment control over the shares held by Draper Fisher Jurvetson ePlanet Ventures L.P. Timothy C. Draper, John H. N. Fisher and Steve T. Jurvetson are managing members of Draper Fisher Jurvetson ePlanet Partners Fund, LLC and share voting and investment control over the shares held by Draper Fisher Jurvetson ePlanet Partners Fund, LLC. Draper Fisher Jurvetson ePlanet Verwaltungs GmbH is the general partner of Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG. Timothy C. Draper, John H. N. Fisher, Steve T. Jurvetson and Asad Jamal are managing directors of Draper Fisher Jurvetson ePlanet Verwaltungs GmbH and share voting and investment control over the shares held by Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG. Messrs. Draper, Fisher, Jurvetson and Jamal disclaim beneficial ownership of the shares held directly by each of the foregoing entities except to the extent of their pecuniary interest therein.
(4)	As of July 6, 2001, the ultimate parent company of the TCW Group, Inc., a Nevada corporation, is Societe Generale, S.A., a corporation formed under the laws of France (“SG”). The principal business of SG is acting as a holding company for a global financial services group, which includes certain distinct specialized business units that are independently operated, including the TCW Group, Inc. business unit. SG, for purpose of the federal securities laws, may be deemed ultimately to control TCW Group, Inc. and TCW Group, Inc. business unit.
(5)	Consists of 372,555 shares held by Technology Partners Fund VI, LP; 969,034 shares held by Technology Partners Fund VII, L.P.; and 61,081 shares held by Technology Partners Affiliates VII, L.P. TP Management VII, LLC serves as the general partner of Technology Partners Fund VII, L.P. and Technology Partners Affiliates VII, L.P. and has sole voting and investment control over the shares owned by Technology Partners Fund VII, L.P. and Technology Partners Affiliates VII, L.P., and may be deemed to own beneficially the shares held by Technology Partners Fund VII, L.P. and Technology Partners Affiliates VII, L.P. TP Management VII, LLC owns no securities of the Company directly. TP Management VI, LLC serves as the general partner of Technology Partners Fund VI, L.P. and has sole voting and investment control over the shares owned by Technology Partners Fund VI, L.P., and may be deemed to own beneficially the shares held by Technology Partners Fund VI, L.P. TP Management VI, LLC owns no securities of the Company directly.
(6)	On January 3, 2008, Laureen DeBuono resigned from her position as Chief Financial Officer of the Company, and the Company announced that it had appointed John F. Glenn to serve as Chief Financial Officer of the Company.
(7)	On March 31, 2008, Bader Bellahsene resigned as Vice President, Research and Development of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our common stock to file reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from reporting persons that no Forms 3, 4 or 5 were required of such persons, we believe that during our fiscal year ended December 31, 2007, all reports were timely filed, with the exceptions noted herein.

One late Form 4 was filed by Douglas W. Heigel on July 5, 2007 to report the sale of shares pursuant to a 10b5-1 plan that occurred on June 21, 2007.

One late Form 4 was filed by Bader Bellahsene on February 11, 2008 to report the surrender of restricted stock units on March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007 to satisfy tax withholding requirements.

One late Form 4 was filed by Clint Carnell on February 11, 2008 to report the surrender of restricted stock units on March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007 to satisfy tax withholding requirements.

One late Form 4 was filed by Stephen J. Fanning on February 11, 2008 to report the surrender of restricted stock units on March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007 to satisfy tax withholding requirements.

One late Form 4 was filed by Laureen DeBuono on February 11, 2008 to report the surrender of restricted stock units on March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007 to satisfy tax withholding requirements.

One late Form 4 was filed by Douglas W. Heigel on February 11, 2008 to report the surrender of restricted stock units on March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007 to satisfy tax withholding requirements.

One late Form 4 was filed by Gary Wilson on February 11, 2008 to report the surrender of restricted stock units on March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007 to satisfy tax withholding requirements.

One late Form 4 was filed by Sherree L. Lucas on February 11, 2008 to report the surrender of restricted stock units on March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007 to satisfy tax withholding requirements.

One late Form 4 was filed by Pamela M. Buckman on February 12, 2008 to report the surrender of restricted stock units on March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007 to satisfy tax withholding requirements.

One late Form 4 was filed by Richard J. Meader on February 14, 2008 to report the surrender of restricted stock units on March 31, 2007, June 30, 2007, and September 30, 2007 to satisfy tax withholding requirements.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors and Committee Composition

Our authorized number of directors is nine. Our board of directors is divided into three classes, each with staggered three-year terms expiring at the annual meeting of stockholders for the year specified below. Our board has three standing committees: (1) Nominating and Governance, (2) Compensation, and (3) Audit.

Name	Age	Current Term Expires	Nominating and Governance Committee	Compensation Committee	Audit Committee
Employee Director:
Stephen J. Fanning	56	2010

Non-Employee Directors:
Mark M. Sieczkarek	53	2009		Chair	Member
Harold L. Covert	61	2010	Member		Chair
Cathy L. McCarthy	60	2009		Member	Member
Marti Morfitt	50	2010	Chair	Member

Non-Employee Director and Nominee:
Edward W. Knowlton, M.D.	59	2008

Number of Meetings in Fiscal 2007			2	4	8

Director Nominee

Edward W. Knowlton, M.D. Dr. Knowlton is a nominee for election to our board of directors. Dr. Knowlton is our founder and has been a director since January 1996. From August 2004 to the present, Dr. Knowlton has been retired from the practice of medicine, and has focused on developing medical technologies and consulting for us. From November 1978 to August 2004, Dr. Knowlton served as the President of Edward W. Knowlton, M.D. Inc., a private practice in plastic surgery. He founded the Danville Ambulatory Surgery Center, an outpatient center for plastic surgery, in 1983. Dr. Knowlton received his M.D. from Washington University.

Directors Whose Terms Extend Beyond the 2008 Annual Meeting

Stephen J. Fanning. Mr. Fanning has been our President and Chief Executive Officer since January 2005 and Chairman of the board of directors since July 2006. From August 2001 to January 2005, Mr. Fanning served as the President and Chief Executive Officer of Ocular Sciences, a manufacturer and distributor of disposable contact lenses. Previously, Mr. Fanning served in various senior executive positions at Johnson & Johnson for over 25 years. Mr. Fanning currently serves as a director of a privately held company that develops medical devices outside of the aesthetics market. Mr. Fanning received his B.S. degree from Philadelphia University.

Harold L. Covert. Mr. Covert has been a director since July 2007. From October 2007 to present, Mr. Covert has served as Chief Financial Officer of Silicon Image, Inc., a leader in the secure distribution, presentation and storage of high-definition content. From October 2005 to October 2007, Mr. Covert served as Chief Financial Officer of Openwave Systems, a provider of software solutions for the communications and media industries. From December 2003 to September 2005, Mr. Covert served as Chief Financial Officer of Fortinet, a network security company. From July 2001 to October 2003, Mr. Covert served as Chief Financial Officer of Extreme Networks, a network infrastructure equipment provider. Mr. Covert currently serves as a director of JDS Uniphase, a networking equipment manufacturer, and Harmonic, a leading provider of video delivery solutions to cable, satellite, telco, terrestrial and wireless operators around the world. Mr. Covert received his B.S. degree from Lake Erie College and his M.B.A. from Cleveland State University. Mr. Covert is a Certified Public Accountant.

Cathy L. McCarthy. Ms. McCarthy has been a director since July 2007. Ms. McCarthy is President & Chief Executive Officer of SM&A, a provider of business capture and post-award risk mitigation services. Since 2000, Ms. McCarthy has served in various senior executive positions at SM&A, including Executive Vice President, Chief Financial Officer, Corporate Secretary and from 2005 to mid-2007, Ms. McCarthy served as its President and Chief Operating Officer. Ms. McCarthy currently serves as a director of Operation Homefront, a charitable organization and the Orange County Advisory Board of City National Bank. Ms. McCarthy attended Robert Morris College and the University of Wisconsin at Madison.

Marti Morfitt. Ms. Morfitt has been a director since July 2007. From March 1998 to March 2007, Ms. Morfitt was the President and a director of CNS, a manufacturer and marketer of consumer healthcare products. From 1998 until June 2001 she served as CNS’s President and Chief Operating Officer, and from June 2001 until March 2007 as its President and Chief Executive Officer. Prior to CNS, Ms. Morfitt spent 16 years with The Pillsbury Company, a consumer food products company. Ms. Morfitt currently serves as a director of Graco, a manufacturer of fluid handling systems. Ms. Morfitt received her H.B.A. from the University of Western Ontario and her M.B.A. from York University in Toronto.

Mark M. Sieczkarek. Mr. Sieczkarek has been a director since July 2006. From April 2003 to the present, Mr. Sieczkarek has served as the President and Chief Executive Officer and director of Conceptus, a medical device company. From 1995 to January 2003, Mr. Sieczkarek served in various senior executive positions at Bausch & Lomb, an eye care company, including as President of the Americas, President of Europe, Middle East and Africa, Vice President of Finance and Information Management and Technology of Bausch & Lomb Surgical, Vice President of Corporate Development of Bausch & Lomb Surgical, and Vice President and Controller of North American Vision Care. Previously, he served as the Vice President and Chief Financial Officer of KOS Pharmaceuticals. Mr. Sieczkarek currently serves as a director of the Medical Device Manufacturers Association, a national trade association that represents independent manufacturers of medical devices, diagnostic products and healthcare information systems. Mr. Sieczkarek received his B.S. degree from the State University of New York at Buffalo and his M.B.A. from Canisius College.

Board and Committee Meetings

In the year ended December 31, 2007, our board of directors held eight regular meetings. Our board of directors has an audit committee, a compensation committee and a nominating and governance committee. Each of our directors attended at least 75% of the aggregate meetings of the board and the committees on which he served that were held in 2007. We also encourage, but do not require our directors to attend the annual meeting.

Audit Committee. Our audit committee is a standing committee of, and operates under a written charter adopted by, our board of directors. The committee’s written charter is available on our website at http://www.thermage.com. Our audit committee is chaired by Mr. Covert and also includes Ms. McCarthy and Mr. Sieczkarek, each of whom is independent within the meaning of applicable SEC and Nasdaq rules. Our board of directors has determined that Mr. Covert qualifies as an audit committee financial expert. The committee is authorized to:

•	appoint our independent registered public accounting firm;

•	review our internal accounting procedures and financial statements; and

•	consult with and review the services provided by our independent registered public accounting firm, including the results and scope of their audit.

Compensation Committee. Our compensation committee is a standing committee of, and operates under a written charter adopted by, our board of directors. The Compensation Committee, together with our board, establishes compensation for our Chief Executive Officer and our other executive officers and administers the 2006 Equity Incentive Plan, the 2006 Employee Stock Purchase Plan, and the 1997 Stock Option Plan. The

committee’s written charter is available on our website at http://www.thermage.com. Our compensation committee is chaired by Mr. Sieczkarek and also includes Ms. McCarthy and Ms. Morfitt, each of whom is independent within the meaning of applicable SEC and Nasdaq rules. The committee is authorized to:

•	discharge the board’s responsibilities relating to compensation of our executive officers;

•	administer our stock option plans, stock purchase plans, restricted stock plans and any other equity incentive plans we adopt; and

•	provide disinterested administration of any employee benefit plans in which our executive officers are eligible to participate.

Our compensation committee may form and delegate authority to subcommittees when appropriate.

In determining the compensation of the executive officers, our compensation committee has engaged Compensia, an outside executive compensation consultant, to analyze trends in executive compensation and the compensation of our executive officers compared to its industry peer group. In addition, the Compensation Committee considers the recommendations of Mr. Fanning with respect to the compensation of the executive officers other than himself.

Nominating and Governance Committee. Our nominating and governance committee is a standing committee of, and operates under a written charter adopted by, our board of directors. The committee’s written charter is available on our website at http://www.thermage.com. Our nominating and governance committee is chaired by Ms. Morfitt and also includes Mr. Covert. Ms. Morfitt and Mr. Covert are independent within the meaning of applicable SEC and Nasdaq rules.

The committee is authorized to:

•	discuss and recommend to full board of directors for approval by a majority of the independent members of the board of directors all nominees for membership on the board of directors;

•

discuss and recommend to full board of directors for approval by a majority of the independent members of the board of directors the appointment of directors to committees of the board of directors and suggested rotations for chairmen of committees of the board of directors;

•	review issues and developments relating to corporate governance; and

•	evaluate the effectiveness of the operation of the board of directors and its committees.

Consideration of Director Nominees

Stockholder Nominations and Recommendations. As described above in the Question and Answer section of this proxy statement under “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?,” our Bylaws set forth the procedure for the proper submission of stockholder nominations for membership on our board. In addition, the Nominating and Governance Committee may consider properly submitted stockholder recommendations (as opposed to formal nominations) of director candidates. A stockholder may recommend a candidate for the board of directors by submitting the following information to our Secretary at 25881 Industrial Boulevard, Hayward, California 94545: the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, professional and personal references and information regarding any relationships between the candidate and Thermage within the last three years. In addition, the party making the recommendation must submit evidence of being a Thermage stockholder.

Director Qualifications. Members of the board should have the highest professional and personal ethics and values, and conduct themselves in a manner consistent with our Code of Business Conduct and Ethics. The

Committee has not established specific minimum qualifications for director candidates, however, it believes that the board of directors should be comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall board effectiveness, and (iv) meet other criteria as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

Identifying and Evaluating Director Nominees. Typically new candidates for nomination to our board are suggested by existing directors or by our executive officers. Candidates may also come to the attention of our board through professional search firms, stockholders or other persons. The Committee will carefully review the qualifications of any candidates who have been properly brought to its attention. Such review may, in the Committee’s discretion, include a review solely of information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper. The Committee will consider the suitability of each candidate, including the current members of the board, in light of the current size and composition of the board. In evaluating the qualifications of the candidates, the Committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. The Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. Candidates properly recommended by stockholders will be evaluated by the independent directors using the same criteria as other candidates.

Director Nominee at our 2008 Annual Meeting. Our Nominating and Governance Committee recommended Edward W. Knowlton, M.D. for nomination to our board.

Code of Business Conduct and Ethics

We are committed to maintaining the highest standards of business conduct and ethics. We have adopted a Code of Business Conduct and Ethics (the “Code”) for our directors, officers (including our principal executive officer and principal financial officer) and employees. The Code reflects our values and the business practices and principles of behavior that support this commitment. The Code satisfies SEC rules for a “code of ethics” required by Section 406 of the Sarbanes-Oxley Act of 2002, as well as the Nasdaq listing standards requirement for a “code of conduct.” The Code is available on our website at http://www.thermage.com under “Investor Relations—Corporate Governance.” We will post any amendment to the Code, as well as any waivers that are required to be disclosed by the rules of the SEC or the Nasdaq, on our website.

Communications with the Board of Directors

Stockholders wishing to communicate with the board or with an individual board member concerning Thermage may do so by writing to the board or to the particular board member, and mailing the correspondence to Attn: Board of Directors, c/o Secretary, Thermage, Inc., 25881 Industrial Boulevard, Hayward, California 94545. The envelope should indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed.

Director Compensation

Effective after our initial public offering in November 2006, each of our non-employee directors received, for his or her service on the board, $1,500 per meeting attended. Each of our non-employee director who serves on our audit committee or compensation committee also receives, for his or her service on such committee, $500 per meeting attended. In January 2008, our board adjusted the amounts payable to non-employee directors for service and attendance at board meetings. Specifically, each non-employee director was due to receive a $20,000 annual retainer, to be paid quarterly for general service as a director and $1,500 per meeting for attendance in person or $500 for participation via telephone.

In addition, in 2007, the chairpersons of our audit committee, compensation committee, and nominating and governance committee received $10,000, $5,000, and $5,000 respectively, in consideration for their services in these respective roles during the year. In February 2007, our board adjusted the amounts payable to the chairpersons of our audit committee and compensation committee to $20,000 and $15,000 respectively.

Beginning in 2008, the chairpersons of our audit committee, compensation committee, and nominating and governance committee were due to receive an annual retainer of $15,000, $9,000 and $3,000, respectively, with each amount to be paid on a quarterly basis, in consideration for their services in these roles. In addition, each chairperson was due to receive $500 for attendance at each committee meeting. Further, non-employee director members of our audit committee, compensation committee, and nominating and governance committee were due to receive an annual retainer of $5,000, $4,000 and $2,000, respectively, with each amount to be paid on a quarterly basis. In addition, each non-employee director committee member was due to receive $500 for attendance at each committee meeting.

Directors may be reimbursed for expenses incurred in connection with their attendance at board of directors and committee meetings.

In the past, we granted directors options to purchase our common stock pursuant to the terms of our 1997 Stock Option Plan. We now provide for the automatic grant of non-statutory options to our non-employee directors under our 2006 Equity Incentive Plan. Each non-employee director first appointed to the board of directors subsequent to our November 2006 initial public offering received an initial option to purchase 20,000 shares upon such appointment. We adjusted the initial option grant amount to 25,000 shares upon appointment to the board effective April 2008. These options will vest ratably as to 1/36th of the shares subject to the option each month, subject to the director’s continued service on each relevant vesting date. In addition, in 2007, non-employee directors who had been directors for at least six months received an option to purchase 10,000 shares immediately following the annual meeting of our stockholders. We adjusted the annual option grant amount to 12,500 shares effective April 2008 to be issued immediately following each annual meeting of our stockholders. These options will vest ratably as to 1/12th of the shares subject to the option each month, subject to the director’s continued service on each relevant vesting date. All options granted under the automatic grant provisions have a term of ten years and an exercise price equal to the fair market value on the date of grant.

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2007.

Name	Fees Earned or Paid in Cash	Option Awards(1)	All Other Compensation		Total
Harold L. Covert	$17,500	$12,595	—		$30,095
Edward W. Knowlton, M.D.	9,500	52,916	$75,000	(2)	137,416
Cathy L. McCarthy	7,500	12,595	—		20,095
Marti Morfitt	8,500	12,595	—		20,095
Mark M. Sieczkarek	23,000	62,499	—		85,499

Former Directors
Robert F. Byrnes	5,000	14,884	—		19,884
Samuel D. Colella	14,500	17,530	—		32,030
Joseph M. DeVivo	8,000	22,028	—		30,028
Kenneth Ludlum	17,500	17,530	—		35,030

(1)	Amounts represent the dollar amount of compensation expense recorded in our income statement for the 2007 fiscal year in accordance with FAS 123R. Amounts include compensation expense recognized with respect to awards granted in previous fiscal years, as well as those granted, if any, in the 2007 fiscal year. Page 78 of our Form 10-K describes the assumptions made in the valuation of our options under FAS 123R.
(2)	Amount represents consulting fees earned under a consulting agreement with Dr. Knowlton.

During fiscal 2007, our non-employee directors were issued options to purchase shares of our common stock as set forth in the following table.

Name	Grant Date	Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards(1)
Harold L. Covert	7/11/2007	20,000	$8.90	$81,246
Edward W. Knowlton, M.D.	7/11/2007	10,000	8.90	40,623
Cathy L. McCarthy	7/11/2007	20,000	8.90	81,246
Marti Morfitt	7/11/2007	20,000	8.90	81,246
Mark M. Sieczkarek	7/11/2007	10,000	8.90	40,623

(1)	Amounts represent the dollar amount of compensation cost recognized over the requisite service period, in accordance with FAS 123R, which include both the amounts recorded as compensation expense in our income statement for the 2007 fiscal year as well as amounts to be recognized in future requisite service periods.

Aggregate number of option awards outstanding (both exercisable and unexercisable) for each of our directors at fiscal year-end are set forth in the following table.

Name	Number of Option Awards Outstanding
Harold L. Covert	20,000
Edward W. Knowlton, M.D.	60,000
Cathy L. McCarthy	20,000
Marti Morfitt	20,000
Mark M. Sieczkarek	32,798

Director Independence

Our board of directors has determined that directors Harold L. Covert, Cathy L. McCarthy, Marti Morfitt, Mark M. Sieczkarek, and director nominee Edward W. Knowlton, M.D. are each independent within the meaning of applicable Nasdaq rules. Mr. Fanning is not considered to be independent.

Our compensation committee is currently chaired by Mr. Sieczkarek and also includes Mc. McCarthy and Ms. Morfitt, each of whom is independent within the meaning of applicable SEC and Nasdaq rules.

Our nominating and governance committee is currently chaired by Ms. Morfitt and also includes Mr. Covert. Ms. Morfitt and Mr. Covert are independent within the meaning of applicable SEC and Nasdaq rules.

In determining the independence of Edward W. Knowlton, M.D., our board of directors took into consideration our consulting agreement with Edward W. Knowlton, M.D. to obtain consulting services related to the development of our ThermaCool system. Pursuant to the consulting agreement, Dr. Knowlton provides approximately six days of consulting services per month at a rate of $6,250 per month for an indefinite term. The consulting agreement is terminable by either party upon a one-year written notice.

Related Transactions

We describe below transactions and series of similar transactions that have occurred during our last fiscal year to which we were a party or a party in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Review, Approval or Ratification of Related-Person Transactions

As provided by our audit committee charter, our audit committee must review and approve in advance any related party transaction. All of our directors, officers and employees are required to report to our audit committee any such related party transaction prior to its completion.

REPORT OF THE AUDIT COMMITTEE

The material in this section is not deemed filed with the SEC and is not incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

The Audit Committee is responsible for providing oversight to Thermage’s accounting and financial reporting processes and the audit of Thermage’s financial statements. The Audit Committee monitors Thermage’s external audit process, including auditor independence matters, the scope and fees related to audits, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. The Audit Committee also reviews the results of the external audit with regard to the adequacy and appropriateness of our financial, accounting and internal controls over financial reporting. In addition, the Audit Committee generally oversees Thermage’s internal compliance programs. The function of the Audit Committee is not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Audit Committee members are not professional accountants or auditors. Under its Charter, the Audit Committee has authority to retain outside legal, accounting or other advisors as it deems necessary to carry out its duties and to require Thermage to pay for such expenditures.

The Audit Committee provides counsel, advice and direction to management and the independent registered public accounting firm on matters for which it is responsible, based on the information it receives from management and the independent registered public accounting firm and the experience of its members in business, financial and accounting matters.

Thermage’s management is responsible for the preparation and integrity of its financial statements, accounting and financial reporting principles, and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.

In this context, the Audit Committee hereby reports as follows:

1. Thermage management has represented to the Audit Committee that the 2007 audited financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed the audited financial statements for 2007 with Thermage’s management and the independent registered public accounting firm.

2. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380), SAS 99 (Consideration of Fraud in a Financial Statement Audit) and Securities and Exchange Commission rules discussed in Final Releases Nos. 33-8183 and 33-8183a.

3. The Audit Committee has received written disclosures and a letter from the independent registered public accounting firm, PricewaterhouseCoopers LLP, required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committee”) and has discussed with PricewaterhouseCoopers LLP their independence.

4. Based on the review and discussion referred to above, the Audit Committee recommended to the board, and the board has approved, that the audited financial statements be included in Thermage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The foregoing report is provided by the undersigned members of the Audit Committee.

Hal Covert, Chairman

Cathy McCarthy

Mark M. Sieczkarek

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among our directors and officers. The following table sets forth certain information concerning our executive officers and directors, as of April 15, 2008:

Name	Age	Position
Stephen J. Fanning	56	President, Chief Executive Officer and Chairman of the board of directors
John F. Glenn	46	Chief Financial Officer
Clint Carnell	38	Chief Operating Officer
William Brodie	44	Vice President, U.S. Sales
H. Daniel Ferrari	49	Vice President, Business and Financial Planning
Douglas W. Heigel	47	Vice President, Operations
Cherry Hu	50	Vice President, Principal Accounting Officer and Corporate Controller
Sherree L. Lucas	51	Vice President, Marketing
Sharon Thompson	50	Vice President, Quality and Regulatory Affairs
Gary L. Wilson	53	Vice President, International Sales

Further information with respect to Stephen J. Fanning is provided above under “Directors Whose Terms Extend Beyond the 2008 Annual Meeting.”

John F. Glenn. Mr. Glenn has been our Chief Financial Officer since January 2008. From October 2004 to September 2007, Mr. Glenn served as Chief Financial Officer, Vice President of Finance, Treasurer and Secretary of Cholestech, a provider of diagnostic tools and information for the risk assessment and therapeutic monitoring of heart disease and inflammatory disorders. From 1990 to January 2004, Mr. Glenn served as the Chief Financial Officer and Vice President of Finance for Invivo, a medical device company. Mr. Glenn received his B.S. in Business Administration from the University of Nevada and M.B.A. from Santa Clara University.

Clint Carnell. Mr. Carnell has been our Chief Operating Officer since January 2008. From September 2005 to January 2008, Mr. Carnell served as our Vice President, U.S. Sales. Prior to joining Thermage, Mr. Carnell served in various sales and management positions with Bausch & Lomb including Vice President of US Surgical Sales from 2002 to 2005. Previously, Mr. Carnell was the founder, Co-Managing Partner and Board Member of Charleston Renal Care, a provider of dialysis services. He also held positions in other medical device companies including Johnson & Johnson, Chiron and Gambro Healthcare. Mr. Carnell received his B.A. degree from Duke University.

William Brodie. Mr. Brodie has been our Vice President, Domestic Sales since January 2008. From February 2006 to January 2008, Mr. Brodie served as our Director of Sales, Eastern U.S. From September 1998 to February 2006, Mr. Brodie served as served as Vice President of Sales and Field Operations and held various sales management positions with Benco Dental, a company specializing in dental office equipment sales, office design and supply management. Mr. Brodie received his B.S. degree from Rollins College and M.S. in Management from Georgia Institute of Technology.

H. Daniel Ferrari. Mr. Ferrari has been our Vice President, Business & Financial Planning since January 2008. From November 2004 to January 2008, Mr. Ferrari served as our Senior Director of Finance. From April 2004 to November 2004, Mr. Ferrari was a consultant for the Company. From September 2001 to March 2004, Mr. Ferrari served as Vice President, Corporate Controller of Critical Path, Inc., a publicly held enterprise software and hosted messaging company. Mr. Ferrari received his B.S. degree in Commerce and M.B.A. from Santa Clara University.

Douglas W. Heigel. Mr. Heigel has been our Vice President, Operations since July 2003. From May 2002 to July 2003, he served as our Senior Director, Operations. From October 1995 to February 2002, Mr. Heigel worked for Argonaut Technologies, a biotech company, first as their Director of Manufacturing and then as Vice President, Manufacturing. In 1995 Mr. Heigel was Director of Manufacturing for Biomolecular Technologies, an early state biotech company. From 1988 to 1995, Mr. Heigel held engineering and operations management positions with Microsensor Technology, a measurement instrumentation company. Mr. Heigel received his B.S. degree from Oregon State University.

Cherry Hu. Ms. Hu has been our Vice President, Principal Accounting Officer and Corporate Controller since January 2008. From July 2006 to January 2008, Ms. Hu served as our Corporate Controller. From October 2003 to January 2006, she was Corporate Controller at Fortinet, a privately held network security company. Prior to Fortinet, Ms. Hu spent 16 years with 3Com, a global high tech company, in a variety of financial management positions, most recently as Controller of the Connectivity Business Unit. Ms. Hu began her career at Deloitte Haskins and Sells. She received her Bachelor of Music degree from College of Notre Dame and M.B.A. from California State University, Hayward. Ms. Hu is a Certified Public Accountant in the state of California.

Sherree L. Lucas. Ms. Lucas has been our Vice President, Marketing since February 2005. From September 2002 to February 2005, Ms. Lucas served as Marketing Director at Ocular Sciences. From January 2000 to August 2002, she served as Marketing Consultant at Lucas Consulting. Previously, she served various marketing roles for seven years at Gillette. Ms. Lucas received her B.A. degree from Marshall University and her M.B.A. from New York University.

Sharon Thompson. Ms. Thompson has been our Vice President, Quality and Regulatory Affairs since January 2008. From June 2004 to August 2007, Ms. Thompson was the World Wide Executive Director of Regulatory Affairs at LifeScan, a diabetes management company. From November 2001 to June 2004, she was the Executive Director of Quality and Regulatory Compliance for Biosense Webster, a developer and manufacturer of electrophysiology diagnostic and therapeutic devices. Both LifeScan and Biosense Webster are Johnson & Johnson operating companies. Ms. Thompson received her B.S. degree in Biology at the State University of New York at Albany and continued her graduate studies at St. Andrews University in Scotland.

Gary L. Wilson. Mr. Wilson has been our Vice President, International Sales since November 2003. From May 2001 to July 2003, he served as Vice President, Worldwide Sales and Marketing of Cardima, a medical device company. From February 1996 to October 2000, Mr. Wilson served as Vice President, Worldwide Sales and Marketing of Endosonics, a medical device company. Prior to that, he was Director, Asia Pacific Sales of Advance Technology laboratories. Mr. Wilson began his medical industry career with General Electric Medical Systems. Mr. Wilson received his B.S. degree in Electrical Engineering from the University of California, Santa Barbara and his M.B.A. in International Business from National University.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The primary objectives of our compensation programs are to:

• attract and retain the top echelon of performers;

• establish a direct link between sustained performance and individual rewards;

• create long-term value; and

• provide ownership opportunity to all employees.

We seek to foster a performance-oriented culture, where individual performance is aligned with organizational objectives. Company performance is the primary measure of success upon which we structure our compensation. We evaluate and reward our executive officers based on their contribution to the achievement of short and longer term goals. Individual and departmental performance is factored into salary increase decisions and stock option (long term incentive) awards.

Executive compensation is reviewed annually, and adjustments are made to reflect performance-based factors, as well as competitive conditions.

Role of Our Compensation Committee

The Compensation Committee, together with our board, establishes compensation for our Chief Executive Officer and our other executive officers and administers the 2006 Equity Incentive Plan, the 2006 Employee Stock Purchase Plan, and the 1997 Stock Plan. The Compensation Committee has a written charter, which was adopted by our board in August 2006. A copy of this charter is available on our website at http://www.thermage.com.

Our Compensation Committee is appointed by our board, and is comprised of Cathy L. McCarthy, Marti Morfitt, and Mark Sieczkarek. The purpose of our Compensation Committee is to:

•	discharge the board’s responsibilities relating to compensation of our executive officers;

•	administer our stock option plans, stock purchase plans, restricted stock plans and any other equity incentive plans we adopt; and

•	provide disinterested administration of any employee benefit plans in which our executive officers are eligible to participate.

Our Compensation Committee assumes primary responsibility for the annual compensation review process. In 2007 and for 2008, our Compensation Committee engaged, Compensia, a third-party compensation consulting group to assist us in defining our compensation guiding principles and assess the competitiveness of our pay programs. Our Compensation Committee has actively worked with the consultant to produce a report for the Committee’s consideration. In the future, we may decide not to hire a compensation consultant each year, if we believe that the prior report we obtained, along with publicly-available data from our industry peer group, is sufficient to allow us to make informed decisions with regard to executive compensation matters. Our compensation consultant performs a peer group analysis, reviewing executive compensation arrangements primarily of other publicly-traded medical device companies.

In developing its recommendations for annual compensation packages for executive employees, our Compensation Committee worked with Compensia to gather market data and identify an appropriate peer group of public companies. The members of the peer group include Biolase Technology, Candela, Cepheid, Conceptus, Cutera, Cyberonics, Cynosure, Iridex, Micrus Endovascular, Palomar Medical Technologies, STAAR Surgical,

VNUS Medical Technologies and Volcano. Our Compensation Committee used this data along with published survey data in developing its recommendations for annual compensation for our executive officers.

Because bonus targets are driven by financial goals, as to which management has greater insight than the board or the Compensation Committee, the Compensation Committee has directed management to recommend appropriate targets.

Compensation Components

Compensation for our executive officers is broken out into the following components:

Cash Compensation. Cash compensation consists of base salary and annual bonus potential. Our compensation consultant assists us in analyzing peer companies to guide our determination of appropriate cash compensation. Our cash compensation goals for our executive officers are based upon the following principles:

•	Ensuring that our short-term incentive program is consistent with our compensation philosophy;

•	Payouts should be based primarily on company financial performance, rather than individual performance;

•	With improved company performance, pay will move toward targeted positioning; and

•	Ensuring that individual target incentive opportunities align target total cash compensation levels with desired positioning (e.g., at the market 50th to 60th percentile).

Base Salary and Total Target Cash Compensation. In 2007, our goal was to set base salary at the 50th to 60th percentile of our peer group and total target cash compensation at or above the 60th percentile of our peer group. We found that our base salaries, on average, were 110% of the median of the total peer group, but varied on an individual basis. As a result, we determined that there was no need for across-the-board market-based adjustments, but that individual adjustments would be based on performance and contribution. For 2008, our Compensation Committee accepted management’s recommended salary merit increases for executive employees other than the CEO, averaging 5%. The Committee determined to also increase the CEO’s salary by 6%.

Discretionary Bonus Program. In addition to base salary compensation, we have a bonus plan covering all full-time regular employees, including the executive officers (except for certain of our employees in manufacturing who are under a monthly bonus plan and our sales representatives who are under a sales compensation plan) pursuant to which cash bonus payments and equity awards may be made. Bonuses are calculated based upon actual achievement of pre-established goals.

For 2007, our board of directors determined that the calculation would be based exclusively on achievement of corporate operating performance, rather than on a mix of both corporate and individual achievement. In our 2007 compensation survey, we found that our target bonus opportunities approximate the market 50th percentile for most executives, resulting in target total cash compensation at the market 60th percentile. To ensure that individual target incentive opportunities aligned target total cash compensation levels with desired positioning, we set our executive officer target incentives as follows: CEO: 75% of salary; all other executives: 40% of salary. Based upon actual achievement of targets, our Compensation Committee determined that 85% of the target payout would be paid in cash to each executive for 2007. In determining the payout level, our Compensation Committee considered three principal factors of corporate operating performance including revenue, gross margin and operating margin. Our Compensation Committee has discretion as to the relative weight of each of the factors. The committee determined that we had met or exceeded our targets for gross margin and operating margin, but did not meet our revenue target. Per its discretion, our Compensation Committee accorded increased weight to the achievement of the gross margin and operating margin targets in determining the 2007 bonus payout.

For 2008, our Compensation Committee approved a bonus plan covering all full-time regular employees, including the executive officers (except for certain of our employees in manufacturing who are under a monthly bonus plan and our sales representatives who are under a sales compensation plan). Our Compensation Committee may modify, amend, revoke or suspend the 2008 bonus plan at any time in its sole discretion. The target bonus for our CEO is 80% of his base salary, and for each other executive officer, 40% of his or her respective base salary. The actual bonuses payable for fiscal year 2008, if any, will vary depending on the extent to which our actual financial performance meets, exceeds, or falls short of the financial goals approved by the Compensation Committee. If our actual performance exceeds the goals approved by the Committee, the actual bonus payable may be up to 150% of the target bonus.

Long-Term Incentive Program. We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock-based awards. All employees are eligible to participate in some form of equity program. Our equity compensation goals for our executive officers are based upon the following principals:

•	Stockholder and executive interests should be aligned;

•	The program should be structured to provide meaningful retention incentives to participants; and

•	Actual awards should be tailored to reflect individual performance and attraction/retention goals.

Under our 2006 Equity Incentive Plan, we are permitted to grant stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards. Under our 2006 Equity Incentive Plan, we issue options to our officers, directors and employees to purchase shares of our common stock at an exercise price equal to the fair market value of such stock on the date of grant. The date of grant for our executives is typically the date of a regularly scheduled board meeting, of which we have four per year. We have no program, plan or practice to select option grant dates (or set board meeting dates) to correspond with the release of material non-public information. We also have a 2006 Employee Stock Purchase Plan that provides employees with the opportunity to purchase shares of our common stock.

Our practice was to make annual equity grants to our executives. Our target goal was to set our long term incentive compensation at or above the median of our peer group. In determining 2007 equity grants for executives, we considered market competitive data, retention power of unvested equity, total potential ownership levels and individual performance. In 2008, the Compensation Committee generally awarded grants to our executive officers that approximated the 50th percentile of our peer group. We also took into consideration the use of equity awards as a means of rewarding achievement and as a means of retention, especially for our officers who were mostly vested in their prior awards.

Benefits. We provide the following benefits to our senior executives generally on the same basis as the benefits provided to all employees:

•	Health, vision and dental insurance;

•	Life insurance;

•	Short-and long-term disability;

•	401(k) plan;

•	Employee assistance plan; and

•	Flexible spending plan.

We believe that these benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

Securities Authorized for Issuance under Equity Compensation Plans

The following table includes information as of December 31, 2007 for our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,545,332	$4.07	3,394,052	(1)
Equity compensation plans not approved by security holders	—	—	—

(1)	Our 2006 Equity Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with our 2007 fiscal year, equal to the least of: (a) 3.5% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year; (b) 1,800,000 shares, or (c) such other amount as our board of directors may determine; and our 2006 Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance under the plan on the first day of each fiscal year, beginning with our 2007 fiscal year, equal to the least of: (a) 2% of the outstanding shares of our common stock on the first day of the fiscal year; (b) 900,000 shares; or (c) such other amount as our board of directors may determine.

Summary Compensation Table

The following table sets forth summary compensation information for the years ended December 31, 2007 and December 31, 2006 for our chief executive officer, chief financial officer and each of our other three most highly compensated executive officers as of the end of the last fiscal year. We refer to these persons as our named executive officers elsewhere in this prospectus. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of $10,000 annually.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)		Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
Stephen J. Fanning	2007	$416,325	—	$146,246	$630,809		$271,001	$—		$1,464,381
President and Chief Executive Officer	2006	390,000	—	—	815,521	(4)	292,500	—		1,498,021

Laureen DeBuono(5)	2007	253,071	—	49,139	22,187		86,880	—		411,277
Chief Financial Officer	2006	245,700	—	—	—		98,280	—		343,980

Bader Bellahsene(6)	2007	209,450		38,990	216,562		74,800	—		539,802
Vice President, Research and Development	2006	195,000	—	—	188,085	(7)	78,000	—		461,085

Clint Carnell	2007	260,832		49,971	238,309		89,956	53,203	(8)	692,216
Chief Operating Officer	2006	249,600	—	—	193,679	(9)	99,840	33,958	(8)	577,077

Sherree Lucas	2007	201,581	—	38,990	204,386		69,284	—		514,241
Vice President, Marketing	2006	195,000	—	—	181,099	(10)	78,000	—		454,099

(1)	Represent grant of restricted stock units earned in 2006 and granted in 2007. The restricted stock units vest in four quarterly installments as follows: March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007.

(2)	Amounts represent the dollar amount of compensation expense recorded in our income statement for the 2006 fiscal year in accordance with FAS123R but excluding any estimate of future forfeitures. Amounts include compensation expense recognized with respect to awards granted in previous fiscal years, as well as those granted, if any, in the current fiscal year. Page 78 of our Form 10-K filed March 14, 2008 describes the assumptions made in the valuation of our options under FAS 123R.
(3)	Amounts reported on “Non-Equity Incentive Plan Compensation” represent cash amounts paid under our bonus program, a non equity incentive program for the achievement of corporate operating performance. In 2006, our compensation committee determined to pay 100% of the target achievement of corporate performance under the bonus program in cash. Such cash amounts were paid in 2007. An additional 50% payout for overachievement under the 2006 bonus program was made in the form of restricted stock units. Such restricted stock units were granted in 2007 and are shown as stock awards in 2007. In 2007, our Compensation Committee determined to pay 85% of the target achievement of corporate performance under the bonus program in cash. Such cash amounts were paid in 2008.
(4)	An option exercisable for 650,000 shares was deemed forfeited in March 2006 in connection with the repricing of such option.
(5)	On January 3, 2008, Laureen DeBuono resigned from her position as Chief Financial Officer of the Company, and the Company announced that it had appointed John F. Glenn to serve as Chief Financial Officer of the Company.
(6)	On March 31, 2008, Bader Bellahsene resigned as Vice President, Research and Development of the Company.
(7)	Options exercisable for 4,000, 10,000, 70,000 and 50,000 shares were deemed forfeited in March 2006 in connection with the repricing of such options.
(8)	Amounts represent commute-related expenses.
(9)	An option exercisable for 150,000 shares was deemed forfeited in March 2006 in connection with the repricing of such option.
(10)	Options exercisable for 75,000 and 75,000 shares were deemed forfeited in March 2006 in connection with the repricing of such options.

Grants of Plan-Based Awards in 2007

The following table lists grants of plan based awards made to our named executive officers in 2007 and related total fair value compensation for 2007.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards
			Threshold	Target	Maximum	Number of Securities Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value of Option Awards(2)
Stephen J. Fanning	2/7/2007		$—	$—	$—	13,732	*	$146,246
	3/19/2007		—	—	—	125,000	$9.05	547,475
	3/6/2007	(1)	—	239,119	478,238	—	—	—

Laureen DeBuono(3)	2/7/2007		—			4,614	*	49,139
	3/16/2007					26,000	9.05	113,875
	3/6/2007	(1)	—	76,658	153,317	—	—	—

Bader Bellahsene(4)	2/7/2007		—	—	—	3,661	*	38,990
	3/19/2007		—	—	—	20,000	9.05	87,596
	3/6/2007	(1)	—	66,000	132,000	—	—	—

Clint Carnell	2/7/2007		—	—	—	4,687	*	49,917
	3/19/2007		—	—	—	30,000	9.05	131,394
	3/6/2007	(1)	—	79,373	158,746	—	—	—

Sherree Lucas	2/7/2007		—	—	—	3,661	*	38,990
	3/19/2007		—	—	—	23,000	9.05	100,735
	3/6/2007	(1)	—	61,133	122,265	—	—	—

*	Represent grant of restricted stock units. The restricted stock units vest in four quarterly installments as follows: March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007. The share price as of February 7, 2007 was $10.65 per share.
(1)	Represents cash amounts payable under our 2007 bonus program, a non equity incentive program for the achievement of corporate operating performance. The maximum amount specified represents 150% of the target achievement of corporate operating performance.
(2)	In the case of options awarded, amounts represent the dollar amount of compensation cost recognized over the requisite service period, in accordance with FAS 123R, which include both the amounts recorded as compensation expense in our income statement for the 2007 fiscal year as well as amounts to be recognized in future requisite service periods. Page 78 of our Form 10-K describes the assumptions made in the valuation of our options under FAS 123R.
(3)	On January 3, 2008, Laureen DeBuono resigned from her position as Chief Financial Officer of the Company, and the Company announced that it had appointed John F. Glenn to serve as Chief Financial Officer of the Company.
(4)	On March 31, 2008, Bader Bellahsene resigned as Vice President, Research and Development of the Company.

Employment Agreements

All of our current executive officers have entered into agreements with us which contain restrictions and covenants. These provisions include covenants relating to the protection of our confidential information and the assignment of inventions. None of our employees are employed for a specified term, and each employee’s employment with us is subject to termination at any time by either party for any reason, with or without cause.

We have entered into an employment agreement with Stephen J. Fanning. The employment agreement provides for a lump sum cash payment in the amount of one year of base salary and bonus plus full acceleration of stock option vesting in the event that Mr. Fanning is terminated without cause or is constructively terminated within 12 months after a change in control. The employment agreement also provides for severance payments consisting of one year of base salary and reimbursement for one year of continued health benefits in the event Mr. Fanning is terminated without cause not in connection with a change in control.

We have entered into an employment agreement with John F. Glenn. The employment agreement provides for a lump sum cash payment in the amount of one year of base salary and bonus plus full acceleration of stock option vesting in the event that Mr. Glenn is terminated without cause or is constructively terminated within 12 months after a change in control. The employment agreement also provides for severance payments consisting of one year of base salary and reimbursement for one year of continued health benefits in the event Mr. Glenn is terminated without cause not in connection with a change in control.

For the purpose of the employment agreements with Messrs. Fanning and Glenn, “cause” is defined as such officer’s :

(i) willful failure to substantially perform his duties under the employment agreement, other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment,

(ii) willful act which constitutes gross misconduct and which is injurious to the Company,

(iii) willful breach of a material provision of the employment agreement, or

(iv) knowing, material and willful violation of a federal or state law or regulation applicable to the business of the Company.

For the purpose of the employment agreements with Messrs. Fanning and Glenn, “constructive termination” means:

(i) without the officer’s express written consent, a substantial reduction in the officer’s duties, position or responsibilities relative to the officer’s duties, position or responsibilities in effect immediately prior to such reduction, provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity shall not constitute a “constructive termination”;

(ii) without the officer’s express written consent, a reduction by the Company of the officer’s base salary in effect immediately prior to such reduction; and

(iii) without the officer’s express written consent, the relocation of the officer to a facility or location more than fifty (50) miles from the current facility.

For the purpose of the employment agreements with Messrs. Fanning and Glenn, “change of control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the board of directors occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors; or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

We have adopted a formal severance benefit plan for our full-time employees. The exact payment to any eligible employee is dependent on rank. The maximum possible payment to the highest ranking employees covered by the plan is equal to 12 weeks of severance pay and 3 months of COBRA coverage and outplacement services. Stephen J. Fanning, our President and Chief Executive Officer, and John F. Glenn, our Chief Financial Officer, whose employment agreements provide for separate and superior severance benefits, and our employees based outside the United States, are not eligible to participate in the plan. Each of our other full-time employees who is involuntarily terminated as a result of the following circumstances is eligible to participate in the plan:

•	a corporate reorganization;

•	a reduction in staff and selection for participation in the plan by the Chief Executive Officer; or

•	a closure or reorganization of a facility or operation.

Repricing of Stock Options in 2006

During March 2006, we repriced stock option awards held by 116 of our employees and directors. Under the terms of this repricing, we repriced certain employee and director stock options having an exercise price of $2.00 or above to an exercise price of $1.90. Other than the exercise price, all other terms of the repriced options, such as vesting and contractual life, remained the same. In consideration for the repricing of eligible stock option awards, employees and directors who were previously granted stock option awards on February 2, 2005 were also required to return these awards for cancellation. As a result of this repricing, we repriced options to purchase 447,565 shares and options to purchase 1,523,035 unvested shares having a weighted average original exercise price of $4.18 and $4.10, respectively. Such options were repriced at a new exercise price of $1.90 per share. As a result of this repricing, we also cancelled 35,216 outstanding employee options with an original exercise price of $4.00 that were granted on February 2, 2005.

Equity Incentive Awards Outstanding as of December 31, 2007

The following table lists the outstanding option awards held by our named executive officers as of December 31, 2007.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Vesting Schedule
Stephen J. Fanning	23,437	101,563	$9.05	3/19/2017	(1)
	46,788	55,296	1.90	2/7/2016	(2)
	473,958	176,042	1.90	2/2/2015	(3)
Laureen DeBuono(4)	4,875	21,125	9.05	3/19/2017	(1)
	204,300	—	1.10	11/20/2013	(5)
	50,000	—	1.10	11/20/2013	(5)
Bader Bellahsene(6)	3,750	16,250	9.05	3/19/2017	(1)
	730	—	0.45	11/22/2012	(5)
	29,166	20,834	1.90	10/5/2015	(2)
	34,999	35,001	1.90	12/15/2015	(2)
	8,541	1,459	1.90	10/5/2014	(2)
Clint Carnell	5,625	24,375	9.05	3/19/2017	(1)
	55,510	65,625	1.90	10/5/2015	(3)
Sherree Lucas	4,312	18,688	9.05	3/19/2017	(1)
	53,125	21,875	1.90	4/13/2015	(3)
	37,500	37,500	1.90	12/15/2015	(2)

(1)	The shares underlying this option vest 1/48 on April 30, 2007 and 1/48 on the last day of each calendar month thereafter.
(2)	The shares underlying this option vest 1/48 per month following the vesting commencement date.
(3)	The shares underlying this option vest 1/4 on the one year anniversary of the vesting commencement date and 1/48 per month thereafter.
(4)	On January 3, 2008, Laureen DeBuono resigned from her position as Chief Financial Officer of the Company, and the Company announced that it had appointed John F. Glenn to serve as Chief Financial Officer of the Company.
(5)	The shares underlying this option are fully vested.
(6)	On March 31, 2008, Bader Bellahsene resigned as Vice President, Research and Development of the Company.

Aggregated Option Exercises in 2007

The following table lists the options exercised by our named executive officers in 2007.

Name	Option Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise
Stephen J. Fanning	—	—
Laureen DeBuono(1)	20,700	$163,536
Bader Bellahsene(2)	—	—
Clint Carnell	28,865	204,978
Sherree Lucas	—	—

(1)	On January 3, 2008, Laureen DeBuono resigned from her position as Chief Financial Officer of the Company, and the Company announced that it had appointed John F. Glenn to serve as Chief Financial Officer of the Company.
(2)	On March 31, 2008, Bader Bellahsene resigned as Vice President, Research and Development of the Company.

Nonqualified Deferred Compensation

None of our named executive officers participate in non-qualified defined contribution plans or other deferred compensation plans maintained by us. Our compensation committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interests.

Potential Payments Upon Termination or Change in Control

The following summaries set forth potential payments payable to our executive officers upon termination of employment following a change in control under their current change of control agreements with us. The compensation committee of our board of directors may, at their discretion, amend or add benefits to these arrangements as they deem advisable.

We have entered into an employment agreement with Stephen J. Fanning. The employment agreement provides for a lump sum cash payment in the amount of one year of base salary and target bonus plus full acceleration of stock option vesting in the event that Mr. Fanning is constructively terminated within 12 months after a change in control. For illustrative purposes, if Mr. Fanning had his employment with us terminated on December 31, 2007 under such circumstances, he would have become entitled to $743,925. The employment agreement also provides for severance payments consisting of one year of base salary and reimbursement for one year of continued health benefits in the event of termination without cause not in connection with a change in control. For illustrative purposes, if Mr. Fanning had his employment with us terminated on December 31, 2007 under such circumstances, he would have become entitled to approximately $439,000. The receipt of any such benefits on termination is contingent on the execution of a mutually agreed upon severance and release agreement with Mr. Fanning.

We have adopted a formal severance benefit plan for our full-time employees. The exact payment to any eligible employee is dependent on rank. The maximum possible payment to the highest ranking employees covered by the plan is equal to 12 weeks of severance pay and 3 months of COBRA coverage and outplacement services. Stephen J. Fanning, our President and Chief Executive Officer, and John F. Glenn, our Chief Financial Officer, whose employment agreements provide for separate and superior severance benefits, and our employees based outside the United States, are not eligible to participate in the plan. Each of our other full-time employees who is involuntarily terminated as a result of the following circumstances is eligible to participate in the plan:

•	a corporate reorganization;

•	a reduction in staff and selection for participation in the plan by the Chief Executive Officer; or

•	a closure or reorganization of a facility or operation.

Our option agreements with our directors and certain key employees also provide for the accelerated vesting of all shares subject to these options in the event such director or key employee is terminated without cause or constructively terminated within 12 months of a change of control.

The following table lists the named executive officers and the estimated amounts they would have become entitled to had their employment with us terminated on December 31, 2007 under circumstances described above.

Name	Estimated Total Value of Cash Payment		Estimated Total Value of Health Coverage Continuation		Estimated Total Value of Outplacement Benefits	Value of Accelerated Equity(1)
Stephen J. Fanning	$	*	$	*	$—	$897,591
Laureen DeBuono(2)		58,968		3,200	7,500	—
Bader Bellahsene(3)		50,769		1,700	7,500	222,301
Clint Carnell		61,056		5,300	7,500	254,625
Sherree L. Lucas		47,025		5,300	7,500	230,375

*	The amount Mr. Fanning would have become entitled to had his employment with us terminated on December 31, 2007 would vary depending on the circumstances. See description more fully set forth above.
(1)	We estimate the value of acceleration of options and shares held by each of our named executive officers based on a share price of $5.78 per share as of December 31, 2007 and the number of options and shares held by each of our executive officers that were unvested as of December 31, 2007.
(2)	On January 3, 2008, Laureen DeBuono resigned from her position as Chief Financial Officer of the Company, and the Company announced that it had appointed John F. Glenn to serve as Chief Financial Officer of the Company.
(3)	On March 31, 2008, Bader Bellahsene resigned as Vice President, Research and Development of the Company.

Compensation Committee Interlocks and Insider Participation

Cathy L. McCarthy, Marti Morfitt, and Mark M. Sieczkarek are the current members of the compensation committee. No member of the Compensation Committee is an executive officer or former officer of ours. No executive officer of ours served on the board of directors of any entity whose executive officers included a director of ours.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management of Thermage, and based upon those discussions, the Committee has recommended to Thermage’s board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the undersigned members of the Compensation Committee.

Mark M. Sieczkarek, Chairman

Cathy L. McCarthy

Marti Morfitt

PROPOSAL ONE—ELECTION OF DIRECTOR

Classes of the Board of Directors

Our board currently consists of six directors, divided among the three classes designated as Class I, Class II and Class III of approximately equal size. The members of each class are usually elected to serve three-year terms with the term of office for each class ending in successive years.

The term of our Class II director, Edward W. Knowlton, M.D., expires at this Annual Meeting.

Edward W. Knowlton, M.D. has been nominated for election to the board to serve as our Class II director until the 2011 Annual Meeting or until his successor has been elected and qualified.

Vote Required

The nominee for director receiving the highest number of affirmative votes of the shares entitled to vote for him shall be elected as director. Votes withheld from a director are counted for purposes of determining the presence or absence of the quorum, but have no other legal effect.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEE FOR CLASS II DIRECTOR LISTED ABOVE.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2008. If our stockholders fail to ratify the Audit Committee’s selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of our company and our stockholders.

Representatives of PricewaterhouseCoopers are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from our stockholders.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

Fees Paid to Independent Registered Public Accounting Firm

The following information sets out the fees paid to our independent registered public accounting firm, PricewaterhouseCoopers LLP, during the fiscal years 2007 and 2006.

Service Category	2007	2006
Audit Fees	$986,226	$1,481,522
Audit-Related Fees	25,530	—
Tax Fees	47,938	—
All Other Fees	1,500	1,500

Total	$1,061,194	$1,483,022

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of the Company’s 2006 and 2007 financial statements, the audit of the Company’s 2007 internal control over financial reporting, the review of quarterly financial statements, and for services that are normally provided by the accountant in connection with other statutory and regulatory filings or engagements. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements, such as advisory on Sarbanes-Oxley compliance; “tax services fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories. For the year ended December 31, 2006, audit fees included fees in connection with our Registration Statement on Form S-1 which was filed with the Securities and Exchange Commission in November 2006.

To help ensure the independence of the independent registered public accounting firm, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for us by the independent registered public accounting firm. Pursuant to this policy, all audit and non-audit services to be performed by the independent registered public accounting firm must be approved in advance by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting.

All of the services provided by PricewaterhouseCoopers described in the table above were approved by the Audit Committee.

OTHER MATTERS

We are not aware of any other business to be presented at the meeting. As of the date of this proxy statement, no stockholder had advised us of the intent to present any business at the meeting. Accordingly, the only business that our board intends to present at the meeting is as set forth in this proxy statement.

If any other matter or matters are properly brought before the meeting, the proxies will use their discretion to vote on such matters in accordance with their best judgment.

By order of the board of directors,

By:	/s/ Stephen J. Fanning
Stephen J. Fanning
President, Chief Executive Officer and Director

Hayward, California

May 2, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

THERMAGE, INC.

2008 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Thermage, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement each dated May 2, 2008 and hereby appoints Stephen J. Fanning and John F. Glenn, each as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2008 Annual Meeting of Stockholders of Thermage, Inc. to be held on June 5, 2008, at 9:00 a.m., local time, at Thermage’s offices located at 25881 Industrial Boulevard, Hayward, California 94545, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

SEE REVERSE SIDE

FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINATED CLASS II DIRECTOR; (2) FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

1. Election of Director	FOR	WITHHOLD

Class II Nominee:
	☐	☐
EDWARD W. KNOWLTON, M.D.

2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of Thermage for the fiscal year ending December 31, 2008.	FOR	AGAINST	ABSTAIN
	☐	☐	☐

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES

SIGNATURE(S)                                                   SIGNATURE(S)                                                    Date:                                      , 2008

NOTE: This Proxy should be marked, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Id the stock you are voting is registered in the name of two or more persons, each should sign. Persons signing in a fiduciary capacity should use their respective titles If shares are held by joint tenants or as community property, both parties should sign.

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Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM local time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail

http://www.voteproxy.com Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	1 (800) 776-9437 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.